EXHIBIT 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FIRST QUARTER 2007 RESULTS
•	First Quarter EPS of $0.84, Increases 9%
•	First Quarter Revenue Improves 7%; Operating Revenue Grows 6%
•	Reaffirms Full-Year EPS Forecast of $4.30 to $4.40
     MIAMI, April 25, 2007 — Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.84 for the three-month period ended March 31, 2007, up 9% from EPS of $0.77 in the year-earlier period. Net earnings were $51.3 million, up 8% from $47.6 million in the year-earlier period. EPS improvement reflects better results in all business segments, driven by better operating performance and leverage from revenue growth. As disclosed last year, net earnings for the first quarter of 2006 included a one-time recovery of $1.9 million, or $0.02 per share, associated with the recognition of common stock received from mutual insurance companies in a prior year.
     Revenue for the first quarter of 2007 was $1.59 billion, up 7% from $1.50 billion in the comparable period last year. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.12 billion, up 6% compared with $1.06 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment revenue increased 1% primarily due to contractual revenue growth of 6% largely offset by lower commercial rental and fuel services revenue. Supply Chain Solutions (SCS) business segment revenue grew 21%, driven by new and expanded business in all industry groups. Dedicated Contract Carriage (DCC) business segment revenue was flat compared with the same period in the prior year driven by lower volumes of managed subcontracted transportation, offset by new and expanded business.
     Commenting on the Company’s first quarter performance, Ryder Chairman and CEO Greg Swienton said, “Our continued progress in growing Ryder’s core contractual businesses, including 21% in Supply Chain Solutions and 6% in Fleet Management Solutions, enabled us to once again deliver profitable growth despite significant headwinds affecting the general transportation market and our commercial truck rental offering.”

First Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, revenue in the first quarter of 2007 was $988.1 million, up 1% compared with $981.2 million in the year-earlier period. Fuel services revenue in the quarter of 2007 decreased 3% compared with the same period in 2006 due primarily to reduced volume. Operating revenue (revenue excluding fuel) in the first quarter of 2007 was $713.9 million, up 2% compared with $699.4 million in the year-earlier period. Operating revenue grew primarily as a result of a 6% increase in contractual revenue, which includes full service lease and contract maintenance, largely offset by a decrease in commercial rental revenue. Full service lease revenue increased 5% in the first quarter of 2007 due to growth in all of its geographic markets. Contract maintenance revenue increased 14% in the first three months of 2007 compared with the same period in the prior year due primarily to new sales activity. Commercial rental revenue, which accounts for only 8% of the Company’s total revenue, decreased 13% due to softer market conditions in North America.
     The FMS business segment’s NBT increased to $80.8 million in the first quarter of 2007, up 8% compared with $74.9 million in the same period of 2006. This improvement was related primarily to improved full service lease and contract maintenance performance and lower pension costs. Those results were partially offset by a decline in commercial rental results, and higher sales and marketing expenses. Gains from the sale of used vehicles in the first quarter were higher than last year, driven by a greater number of vehicles sold, and stable pricing on power units. This improvement was offset by previously forecasted higher carrying costs on the

Company’s increased inventory of used vehicles held for sale. Business segment NBT as a percentage of operating revenue was 11.3% in the first quarter of 2007, up 60 basis points compared with 10.7% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, first quarter 2007 revenue totaled $566.4 million, up 21% from $469.5 million in the comparable period in 2006. Revenue grew primarily due to new and expanded business, and higher volumes. First quarter 2007 operating revenue (revenue excluding subcontracted transportation) was $322.1 million, up 18% compared with $272.4 million in the comparable period a year ago.
     The SCS business segment’s NBT was $11.4 million in the first quarter of 2007, up 7% from $10.7 million in the same quarter of 2006. Comparative business segment earnings benefited from new and expanded business and higher volumes. First quarter 2007 results were impacted by automotive plant shutdowns and launch costs associated with new business. First quarter 2007 NBT for the business segment as a percentage of operating revenue was 3.6%, compared with 3.9% in the same quarter of 2006.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, first quarter 2007 revenue of $138.5 million was flat compared with $138.7 million in the first quarter of 2006 due to new and expanded business,

offset by decreased subcontracted transportation revenue. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2007 was $135.6 million, up 2% compared with $133.6 million in the year-earlier period.
     The DCC business segment’s NBT in the first quarter of 2007 was $10.4 million, up 22% compared with $8.5 million in the first quarter of 2006. Business segment NBT was positively impacted by new and expanded business, as well as lower safety and insurance costs. Business segment NBT as a percentage of operating revenue was 7.6% in the first quarter of 2007, compared with 6.3% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.
     In the first quarter of 2007, CSS costs were $44.4 million, compared with $44.3 million in the year-earlier period. The CSS first quarter costs were flat compared with last year, as lower information technology costs in 2007 were offset by the one-time recovery of $1.9 million in 2006 associated with the recognition of common stock received from mutual insurance companies.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

     Capital expenditures were $475.5 million for the first quarter of 2007, compared with $368.9 million in the same period of 2006. Net capital expenditures (including proceeds from the sale of assets) were $381.1 million, up from $279.9 million in the same period of 2006. The increase in capital expenditures reflects higher lease vehicle spending for replacement and expansion of customer fleets.
Free Cash Flow and Leverage
     Operating cash flow through March 31, 2007 was $253.2 million, up 116% from $117.2 million in the same period of 2006. Total cash generated (including proceeds from used vehicle sales) through March 31, 2007, was $364.0 million, up 62% from $224.2 million in the same period of 2006. Free cash flow through March 31, 2007 was a negative $123.4 million compared with negative $89.9 million for 2006, primarily due to funding requirements associated with replacement capital spending, partially offset by improved operating cash flows.
     Balance sheet debt as of March 31, 2007 increased by $61.2 million compared with year-end 2006, due primarily to higher capital spending required to support contractual revenue growth and vehicle replacement activity. The leverage ratio for balance sheet debt as of March 31, 2007 was 162%, compared with 164% at year-end 2006. Total obligations to equity as of March 31, 2007 were 167%, down from 168% at year-end 2006. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts.

Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We expect the strong profitable growth of our larger contractual business offerings such as full service lease and supply chain offerings to more than counteract the softness we’re experiencing in the market for our commercial rental product, which accounts for just 8% of our overall business. Although we expect the conditions affecting the commercial rental market to continue for at least the near term, Ryder is well prepared, with our business model improvements and asset management plans in place to adjust through this cycle without losing the momentum of our overall improving performance.”
     He continued, “We are reaffirming our full-year 2007 earnings forecast of $4.30 to $4.40 per share. We are forecasting second quarter EPS to be in the range of $1.04 to $1.07.” The second quarter 2007 EPS forecast includes $0.01 of restructuring costs related to debt retirement. For comparison purposes, EPS of $1.13 in the second quarter of 2006 included an $0.11 income tax benefit related to changes in Texas and Canadian income tax laws. In addition, the second quarter of 2006 included a net $0.02 benefit related to a contract termination, offset by a litigation settlement.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, our failure to successfully implement sales growth initiatives in our FMS business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates and accruals particularly with respect to pension, taxes and revenue, changes in general economic conditions, sudden changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, April 25, 2007, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Mark Jamieson.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH6649980 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-562-2761 (outside U.S. dial 1-402-998-1428) and use the Passcode: 42507, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at www.ryder.com.
XX-07

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2007 and 2006
(In millions, except per share amounts)

	Three Months
	2007	2006

Revenue	$1,594.1	1,496.3

Operating expense	663.9	660.6
Salaries and employee-related costs	354.2	337.5
Subcontracted transportation	247.2	202.2
Depreciation expense	196.2	178.2
Gains on vehicle sales, net	(15.0)	(12.8)
Equipment rental	23.8	25.6
Interest expense	39.4	31.4
Miscellaneous income, net	(0.9)	(5.4)
Restructuring and other charges (recoveries), net	0.5	(0.2)

	1,509.3	1,417.1

Earnings before income taxes	84.8	79.2
Provision for income taxes	(33.5)	(31.6)

Net earnings	$51.3	47.6

Earnings per common share — Diluted:	$0.84	0.77

Weighted-average shares outstanding — Diluted	61.2	61.4

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	March 31,	December 31,
	2007	2006

Assets:

Cash and cash equivalents	$93.6	128.6
Other current assets	1,139.4	1,133.2
Revenue earning equipment, net	4,698.2	4,509.3
Operating property and equipment, net	504.0	499.0
Other assets	563.7	558.8

	$6,998.9	6,828.9

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$313.1	332.7
Other current liabilities	970.7	934.9
Long-term debt	2,565.1	2,484.2
Other non-current liabilities (including deferred income taxes)	1,376.2	1,356.3
Shareholders’ equity	1,773.8	1,720.8

	$6,998.9	6,828.9

SELECTED KEY RATIOS

	March 31,	December 31,
	2007	2006

Debt to equity	162%	164%
Total obligations to equity (a) *	167%	168%

	Twelve months ended March 31,
	2007	2006
Return on average shareholders’ equity (b)	15.2%	15.0%
Return on average assets (b)	3.8%	3.9%
Return on capital*	7.8%	7.9%
(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2007 and 2006
(Dollars in millions)

	Three Months
	2007	2006	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$475.9	451.4	5%
Contract maintenance	37.2	32.7	14%

Contractual revenue	513.1	484.1	6%
Contract-related maintenance	52.1	47.3	10%
Commercial rental	131.0	149.9	(13%)
Other	17.7	18.1	(2%)
Fuel	274.2	281.8	(3%)

Total Fleet Management Solutions	988.1	981.2	1%
Supply Chain Solutions	566.4	469.5	21%
Dedicated Contract Carriage	138.5	138.7	—
Eliminations	(98.9)	(93.1)	(6%)

Total revenue	$1,594.1	1,496.3	7%

Operating Revenue: *
Fleet Management Solutions	$713.9	699.4	2%
Supply Chain Solutions	322.1	272.4	18%
Dedicated Contract Carriage	135.6	133.6	2%
Eliminations	(52.4)	(47.9)	(9%)

Total operating revenue	$1,119.2	1,057.5	6%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$80.8	74.9	8%
Supply Chain Solutions	11.4	10.7	7%
Dedicated Contract Carriage	10.4	8.5	22%
Eliminations	(9.0)	(7.9)	(15%)

	93.6	86.2	9%
Unallocated Central Support Services	(8.3)	(7.2)	(15%)

Earnings before restructuring and other (charges) recoveries, net and income taxes	85.3	79.0	8%
Restructuring and other (charges) recoveries, net	(0.5)	0.2	NA

Earnings before income taxes	84.8	79.2	7%
Provision for income taxes	(33.5)	(31.6)	(6%)

Net earnings	$51.3	47.6	8%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2007 and 2006
(Dollars in millions)

	Three Months
	2007	2006	B(W)

Fleet Management Solutions

Total revenue	$988.1	981.2	1%
Fuel revenue	(274.2)	(281.8)	(3%)

Operating revenue *	$713.9	699.4	2%

Segment earnings before income taxes	$80.8	74.9	8%

Earnings before income taxes as % of total revenue	8.2%	7.6%

Earnings before income taxes as % of operating revenue *	11.3%	10.7%

Supply Chain Solutions

Total revenue	$566.4	469.5	21%
Subcontracted transportation	(244.3)	(197.1)	24%

Operating revenue *	$322.1	272.4	18%

Segment earnings before income taxes	$11.4	10.7	7%

Earnings before income taxes as % of total revenue	2.0%	2.3%

Earnings before income taxes as % of operating revenue *	3.6%	3.9%

Memo: Fuel costs	$27.9	24.9	(12%)

Dedicated Contract Carriage

Total revenue	$138.5	138.7	—
Subcontracted transportation	(2.9)	(5.1)	(43%)

Operating revenue *	$135.6	133.6	2%

Segment earnings before income taxes	$10.4	8.5	22%

Earnings before income taxes as % of total revenue	7.5%	6.1%

Earnings before income taxes as % of operating revenue *	7.6%	6.3%

Memo: Fuel costs	$24.7	25.0	1%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION	Three months ended March 31,
	2007	2006

Total revenue	$1,594.1	1,496.3
Fuel services and subcontracted transportation revenue	(521.4)	(484.0)
Fuel eliminations	46.5	45.2

Operating revenue *	$1,119.2	1,057.5

CASH FLOW RECONCILIATION	Three months ended March 31,
	2007	2006

Net cash provided by operating activities	$253.2	117.2
Proceeds from sales (primarily revenue earning equipment)	94.3	89.1
Collections on direct finance leases	15.7	16.3
Other investing, net	0.8	1.6

Total cash generated *	364.0	224.2
Capital expenditures	(487.4)	(310.0)
Acquisitions	—	(4.1)

Free cash flow *	$(123.4)	(89.9)

DEBT TO EQUITY RECONCILIATION	March 31,		December 31,
	2007	% to Equity	2006	% to Equity

On-balance sheet debt	$2,878.2	162%	$2,816.9	164%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	79.0		78.0

Total obligations *	$2,957.2	167%	$2,894.9	168%

RETURN ON CAPITAL RECONCILIATION	Twelve months ended March 31,
	2007	2006

Net earnings (12-month rolling period)	$252.6	233.0
- Discontinued operations	—	(1.7)
+ Cumulative effect of change in accounting principle	—	2.4
+ Income taxes	146.0	135.3

Adjusted earnings before income taxes	398.6	369.0
+ Adjusted interest expense (b)	154.1	131.5
- Adjusted income taxes (c)	(212.0)	(194.0)

= Adjusted net earnings for ROC (numerator)	$340.7	306.5

Average total debt	$2,631.7	2,214.8
+ Average off-balance sheet debt	89.1	136.8
+ Average adjusted total shareholders’ equity (d)	1,660.7	1,551.9

= Adjusted average total capital (denominator)	$4,381.5	3,903.5

Adjusted ROC*	7.8%	7.9%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006.

(d)	Represents shareholders’ equity adjusted for accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure Certain prior period amounts have been reclassified to conform to current year presentation.